    As Filed With the Securities and Exchange Commission on May 4, 2001

                                               Registration No. 333-50252

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ------------

                                AMENDMENT NO. 2
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                 ------------

                         INTERPLAY ENTERTAINMENT CORP.
             (Exact name of registrant as specified in its charter)

                       Delaware                                                                33-0102707
(State or other jurisdiction of incorporation or organization)                    (I.R.S. Employer Identification No.)

                                         16815 Von Karman Avenue, Irvine, California 92606
                                                          (949) 553-6655
       (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                                          ---------------

                                                            Brian Fargo
                                                   Interplay Entertainment Corp.
                                                      16815 Von Karman Avenue
                                                     Irvine, California 92606
                                                          (949) 553-6655
                (Name, address, including zip code, and telephone number, including area code of agent for service)

                                                             Copy to:
                                                         K.C. Schaaf, Esq.
                                                      Jeffrey B. Coyne, Esq.
                                                 Stradling Yocca Carlson & Rauth,
                                                    A Professional Corporation
                                                     660 Newport Center Drive
                                                 Newport Beach, California  92660
                                                        Tel: (949) 725-4000
                                                        Fax: (949) 725-4100


     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                         INTERPLAY ENTERTAINMENT CORP.


                       11,256,511 Shares of Common Stock
                              ($0.001 par value)

                                   _________

     This prospectus relates to the offer and sale from time to time of up to 11,256,511 shares of our Common Stock that are held by certain of our current stockholders named in this prospectus for their own benefit or by donees, transferees, pledgees or other successors in interest of such stockholders that receive such shares as a gift or other non-sale related transfer. The shares of our Common Stock offered pursuant to this prospectus were originally issued to the selling stockholders in connection with private placements of our shares to those stockholders pursuant to stock purchase agreements we entered into with each of those stockholders.

     The prices at which such stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will bear all expenses of registration incurred in connection with this offering. The stockholders whose shares are being registered hereby will bear all selling and other expenses.

     Our Common Stock is traded on the Nasdaq National Market under the symbol "IPLY." On May 1, 2001, the last reported sale price of our Common Stock was $2.18 per share.

   See "Risk Factors" beginning on page 2 to read about the risks you should consider carefully before buying shares of our Common Stock.

                                   _________

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement containing this prospectus, which has been filed with the Securities and Exchange Commission, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   _________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   _________

           The date of this Prospectus is May 4, 2001.

                               TABLE OF CONTENTS

                                                                            Page
About Interplay............................................................   2
Risk Factors...............................................................   3
Where You Can Find Additional Information..................................  17
Use of Proceeds............................................................  18
Selling Stockholders.......................................................  18
Plan of Distribution.......................................................  19
Legal Matters..............................................................  19
Experts....................................................................  19

SOME OF THE STATEMENTS CONTAINED IN THIS PROSPECTUS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATIONS OR FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF "FORWARD-LOOKING" TERMINOLOGY, SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THE STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" ON PAGE 3.

                                ABOUT INTERPLAY

     Interplay Entertainment Corp. (sometimes referred to in this prospectus as the "Company") is a leading developer, publisher and distributor of interactive entertainment software for both core gamers and the mass market. We were incorporated in the State of California in 1982 and reincorporated in the State of Delaware in May 1998. We are most widely known for our titles in the action/arcade, adventure/role-playing games and strategy/puzzle categories. We have produced titles for many of the most popular interactive entertainment software platforms, and currently balance our development efforts by publishing interactive entertainment software for PCs and video game consoles such as the Sony PlayStation. We release products through Interplay, Shiny Entertainment, Digital Mayhem, Black Isle Studios, 14 degrees East, our distribution partners and our wholly owned subsidiary Interplay OEM, Inc. We seek to publish interactive entertainment software titles that are, or have the potential to become, franchise software titles that can be leveraged across several releases and/or platforms, and we have published many such successful franchise titles to date. In addition, we secure licenses to use popular intellectual properties, such as Star Trek, Caesars Palace and Advanced Dungeons & Dragons, for incorporation into certain of our products. Our executive offices are located at 16815 Von Karman Avenue, Irvine, California 92606, and our telephone number is
(949) 553-6655.

                                  RISK FACTORS

     In evaluating an investment in our Common Stock, you should carefully consider the following risk factors and other information contained in or incorporated by reference into this prospectus. Some information in this prospectus may contain "forward looking" statements that discuss future expectations of our financial condition and results of operations. The risk factors noted in this section and other factors could cause our actual results to differ materially from those contained in any forward-looking statements.

We may need to raise additional capital in the future.

  We used net cash in operations of $23.2 million and $26.4 million during the years ended December 31, 2000 and 1999, respectively. At December 31, 2000, our working capital was $123,000. We cannot assure you that we will ever generate positive cash flow from operations. Our ability to fund our capital requirements out of our available cash, bank line of credit and cash generated from our operations depends on a number of factors. Some of these factors include the progress of our product development programs, the rate of growth of our business, and our products' commercial success. If we issue additional equity securities, our existing stockholders could suffer a large amount of dilution in their ownership. In the event we have to raise additional working capital from other sources, we cannot assure you that we will be able to raise additional working capital on acceptable terms, if at all. In the event we cannot raise additional working capital, we would have to take additional actions to continue to reduce our costs, including selling or consolidating certain operations, delaying, canceling or scaling back product development and marketing programs and other actions. These measures could materially and adversely affect our ability to publish successful titles, and these measures may not be enough to generate operating profits. We might have to get the approval of other parties, including our new senior lender and/or Titus, for some of these measures, and we cannot assure you that we would be able to obtain those approvals. In addition, there is a risk that our Common Stock may be delisted from the Nasdaq National Market (see "Continued Listing on the Nasdaq National Market," below). If such delisting were to occur, our ability to raise equity capital could be significantly impaired.

Our business is highly seasonal, and our operating results may fluctuate significantly in future periods.

  Our operating results have fluctuated a great deal in the past and will probably continue to fluctuate significantly in the future, both on a quarterly and an annual basis. Many factors may cause or contribute to these fluctuations, and many of these factors are beyond our control. Some of these factors include the following:

  .  delays in shipping our products
  .  demand for our products
  .  demand for our competitors' products
  . the size and rate of growth of the market for interactive entertainment software
  .  changes in PC and video game console platforms
  . the number of new products and product enhancements released by us and our competitors
  .  changes in our product mix
  .  the number of our products that are returned
  .  the timing of orders placed by our distributors and dealers
  .  the timing of our development and marketing expenditures
  .  price competition
  . the level of our international and OEM, royalty and licensing net revenues.

  Many factors make it difficult to accurately predict the quarter in which we will ship our products. Some of these factors include:

  . the uncertainties associated with the interactive entertainment software development process
  .  long manufacturing lead times for Nintendo-compatible products

  .  possible production delays
  . the approval process for products compatible with video game consoles such as those from Sony Computer Entertainment, Nintendo, Sega and Microsoft
  .  approvals required from content and technology licensors
  . the timing of the release and market penetration of new game hardware platforms.

  Because of the limited number of products we introduce in any particular quarter, a delay in the introduction of a product may materially and adversely affect our operating results for that quarter, and may not be recaptured in later quarters. Such delays have had a significant adverse effect on our operating results in certain past quarters. A significant portion of our operating expenses is relatively fixed, and planned expenditures are based largely on sales forecasts. If net revenues do not meet our expectations in any given quarter, operating results may be materially adversely affected. The interactive entertainment software industry is highly seasonal, with the highest levels of consumer demand occurring during the year-end holiday buying season. As a result, our net revenues, gross profits and operating income have historically been highest during the second half of the year. The impact of this seasonality will increase as we rely more heavily on game console net revenues in the future. Revenues are also materially affected by new product releases. Our failure or inability to introduce products on a timely basis to meet these seasonal increases in demand may have a material adverse effect on our business, operating results and financial condition.

  We may over time become increasingly affected by the industry's seasonal patterns. Although we seek to reduce the effect of such seasonal patterns on our business by distributing our product release dates more evenly throughout the year, we cannot assure you that these efforts will be successful. We cannot assure you that we will be profitable in any particular period given the uncertainties associated with software development, manufacturing, distribution and the impact of the industry's seasonal patterns on our net revenues.

  As a result of the foregoing factors it is possible that our operating results in one or more future periods will fail to meet or exceed the expectations of securities analysts or investors. In that event, the trading price of our Common Stock would likely be materially adversely affected.

We have incurred significant losses in recent periods, which may continue in the future.

  We have experienced significant net losses in recent periods, including losses of $12.1 million and $41.7 million for the years ended December 31, 2000 and 1999, respectively. The 1999 losses resulted largely from delays in the completion of certain products, a higher than expected level of product returns and markdowns on products released during the year, and the cost of restructuring our operations, including international distribution arrangements. The 2000 losses resulted from lower than expected worldwide sales of certain releases, as well as from operating expense levels that were high relative to our revenue level. We may experience similar problems in current or future periods and we may not be able to generate sufficient net revenues or adequate working capital, or bring our costs into line with revenues, so as to attain or sustain profitability in the future.

If we fail to introduce new products on a timely basis, or if our products contain defects, our business could be harmed significantly.

  Our products typically have short life cycles, and we depend on the timely introduction of successful new products to generate net revenues, to fund operations and to replace declining net revenues from older products. These new products include enhancements of or sequels to our existing products and conversions of previously released products to additional platforms. If in the future, for any reason, net revenues from new products fail to replace declining net revenues from existing products, our business, operating results and financial condition could be materially adversely affected. The timing and success of new interactive entertainment software product releases remains unpredictable due to the complexity of product development, including the uncertainty associated with new technology. The development cycle of new products is difficult to predict but typically ranges from 12 to 24 months with six to 12 months for adapting a product to a different technology platform. The success of any particular software product can also be negatively impacted by delays in the introduction, manufacture or distribution of the platform for which the product was developed (see "Rapidly Changing Technology; Platform Risks"). In the past, we have frequently experienced significant delays in the introduction of new products, including certain products currently under development. Because net revenues associated with the initial shipments of a new product generally constitute a high percentage of the total net revenues associated with a product, any delay in the introduction of, or the presence of a defect in, one or more new products expected in a period could have a material adverse effect on the ultimate success of these products and on our business, operating results and financial condition. The cost of developing and marketing new interactive entertainment software has increased in recent years due to such factors as the increasing complexity and content of interactive entertainment software, the increasing sophistication of hardware technology and consumer tastes and the increasing costs of obtaining licenses for intellectual properties. We expect this trend to continue. We cannot assure you that our new products will be introduced on schedule, if at all, or that, if introduced, these products will achieve significant market acceptance or generate significant net revenues for us. In addition, software products as complex as the ones we offer may contain undetected errors when first introduced or when new versions are released. We cannot assure you that, despite testing prior to release, errors will not be found in new products or releases after shipment, resulting in loss of or delay in market acceptance. This loss or delay could have a material adverse effect on our business, operating results and financial condition.

If our products do not achieve broad market acceptance, our business could be harmed significantly.

  Consumer preferences for interactive entertainment software are always changing and are extremely difficult to predict. Historically, few interactive entertainment software products have achieved continued market acceptance. Instead, a limited number of releases have become "hits" and have accounted for a substantial portion of revenues in our industry. Further, publishers with a history of producing hit titles have enjoyed a significant marketing advantage because of their heightened brand recognition and consumer loyalty. We expect the importance of introducing hit titles to increase in the future. We cannot assure you that our new products will achieve significant market acceptance, or that we will be able to sustain this acceptance for a significant length of time if we achieve it. We also cannot assure you that product life cycles will be sufficient to permit us to recover product development and other associated costs. Most of our products have a relatively short life cycle and sell for a limited period of time after their initial release, usually less than one year. We believe that these trends will continue in our industry and that our future revenue will continue to be dependent on the successful production of hit titles on a continuous basis. Because we introduce a relatively limited number of new products in a given period, the failure of one or more of these products to achieve market acceptance could have a material adverse effect on our business, operating results and financial condition. Further, if we do not achieve market acceptance, we could be forced to accept substantial product returns or grant significant markdown allowances to maintain our relationship with retailers and our access to distribution channels. For example, we had significantly higher than expected product returns and markdowns during the year ended December 31, 1999 and we cannot assure you that higher than expected product returns and markdowns will not continue in the future. In the event that we are forced to accept significant product returns or grant significant markdown allowances, our business, operating results and financial condition could be materially adversely affected.

Titus Interactive SA may exert a high degree of control over our management.

  Titus currently owns 12,817,255 shares, or approximately 33.5 percent, of our outstanding Common Stock, and 719,424 shares of our Series A Preferred Stock that currently have voting power equivalent to up to 7,619,047 shares of Common Stock. As such, Titus currently holds approximately 44.5% of the total voting power of our stock. Commencing June 1, 2001, Titus may convert each such share, to the extent not previously redeemed by us, into a number of shares of our Common Stock determined by dividing $27.80 by the lesser of (a) $2.78 and (b) eighty-five percent (85%) of the average closing price per share as reported by Nasdaq for the twenty (20) trading days preceding the date of conversion. If converted on May 1, 2001, the Series A Preferred Stock would be convertible into an aggregate of approximately 15.2 million shares of our Common Stock. Titus also holds warrants for up to 460,000 shares of our Common Stock, exercisable at $3.79 per share, expiring in April 2010. In connection with Titus' investment, Herve Caen, Titus' chairman and chief executive officer, serves as our president and as a member of our Board of Directors, and Herve Caen's brother Eric Caen, who is president and a director of Titus, also serves on our Board of Directors. As a consequence, Titus holds significant voting power with respect to the election of our Board of Directors and the right of approval of certain significant corporate actions, and Herve Caen and Eric Caen have substantial authority over our operations. Titus may, under certain circumstances, be able to elect as many as four of the seven members of the Board of Directors. As such, Titus may be able to exercise a high degree of control over our management. This control could prevent or hinder a sale of the Company on terms that are not acceptable to Titus. Moreover, Titus holds interests that may vary from those of the Company and its other stockholders, and Titus may exercise its control of the Company in the furtherance of such outside interests.

If we are unable to maintain our listing on the Nasdaq National Market, our stock price could be harmed significantly.

  Our Common Stock is currently quoted on the Nasdaq National Market under the symbol "IPLY." For continued inclusion on the Nasdaq National Market, a company must meet certain tests, including a minimum bid price of $1.00 and net tangible assets of at least $4 million. As of December 31, 1999, we were not in compliance with the minimum net tangible assets requirement, and did not return to compliance with that requirement until April 14, 2000. We were subject to a hearing before a Nasdaq Listing Qualifications Panel, which determined to continue the listing of our Common Stock on the Nasdaq National Market subject to certain conditions, all of which we have fulfilled. If we fail to satisfy the listing standards on a continuous basis, our Common Stock may be removed from listing on the Nasdaq National Market. If our Common Stock were delisted from the Nasdaq National Market, trading of our Common Stock, if any, would be conducted on the Nasdaq Small Cap Market, in the over-the-counter market on the so-called "pink sheets" or, if available, the NASD's "Electronic Bulletin Board." In any of those cases, investors could find it more difficult to buy or sell, or to obtain accurate quotations as to the value of, our Common Stock.
The trading price per share of our Common Stock would most likely be reduced as a result.

  In addition, Nasdaq requires two independent directors on a company's Board of Directors, and beginning June 14, 2001 will require three. We currently do not comply with this requirement. As such, we will have to identify and secure the services of additional suitable independent candidates in order to maintain Compliance with this listing requirement. Any failure to do so could lead to our Common Stock being delisted from the Nasdaq National Market.

Our Distribution Agreement with Virgin subjects us to certain risks.

  In connection with our acquisition of a 43.9 percent membership interest in Virgin Interactive Entertainment Limited's ("Virgin") parent entity in February 1999, we signed an International Distribution Agreement with Virgin. Under this Agreement, we appointed Virgin as our exclusive distributor for substantially all of our products in Europe, the CIS, Africa and the Middle East, subject to certain reserved rights, for a seven-year period. We pay Virgin a distribution fee for marketing and distributing our products, as well as certain direct costs and expenses. Virgin has been inconsistent in meeting its obligations to deliver to us the proceeds obtained from their distribution of our products. Because of the exclusive nature of the Agreement, if Virgin were to continue to be inconsistent in meeting its obligations to deliver to us proceeds from distribution, or were to experience problems with its business, or otherwise to fail to perform under the Agreement, our business, operating results and financial condition could be materially and adversely affected.

  In May 2000, we amended the International Distribution Agreement with Virgin to, among other things, eliminate the overhead fees and minimum commissions payable by us. Virgin disputed the validity of this amendment, and claimed that we were obligated, among other things, to pay a contribution to their overhead of up to approximately $9.3 million annually, subject to decrease by the amount of commissions earned by Virgin on its distribution of our products. As part of the April 2001 settlement between Virgin and the Company, VIE Acquisition Group LLC ("VIE"), the parent entity of Virgin, redeemed the Company's membership interest in VIE. In addition, Virgin paid the Company $3.1 million, dismissed its claim for past overhead fees, reduced the minimum monthly overhead fee payable to Virgin to $111,000 per month for the nine month period beginning April 2001, and $83,000 per month for the six month period beginning January 2002, and eliminated the minimum overhead commitment commencing July 2002 and for the remaining term of the International Distribution Agreement.

We are dependent on Third Party Software Developers, which subjects us to certain risks.

  We rely on third party interactive entertainment software developers for the development of a significant number of our interactive entertainment software products. As there continues to be high demand for reputable and competent third party developers, we cannot assure you that third party software developers that have developed products for us in the past will continue to be available to develop products for us in the future. Many third party software developers have limited financial resources, which could expose us to the risk that such developers may go out of business prior to completing a project. In addition, due to our limited control over third party software developers, we cannot assure you that such developers will complete products for us on a timely basis or within acceptable quality standards, if at all. Due to increased competition for skilled third party software developers, we have had to agree to make advance payments on royalties and guaranteed minimum royalty payments to intellectual property licensors and game developers, and we expect to continue to enter into these kinds of arrangements. If the products subject to these arrangements do not have sufficient sales volumes to recover these royalty advances and guaranteed payments, we would have to write-off unrecovered portions of these payments, which could have a material adverse effect on our business, operating results and financial condition. Further, we cannot assure you that third party developers will not demand renegotiation of their arrangements with us.

If we fail to anticipate changes in video game platforms and technology, our business will be harmed.

  The interactive entertainment software industry is subject to rapid technological change. New technologies, including operating systems such as Microsoft Windows 2000, technologies that support multi-player games, new media formats such as on-line delivery and digital video disks

("DVDs") and recent releases or planned releases in the near future of new video game platforms such as the Sony Playstation 2, the Nintendo Gamecube and the Microsoft Xbox could render our current products or products in development obsolete or unmarketable. We must continually anticipate and assess the emergence of, and market acceptance of, new interactive entertainment software platforms well in advance of the time the platform is introduced to consumers. Because product development cycles are difficult to predict, we must make substantial product development and other investments in a particular platform well in advance of introduction of the platform. If the platforms for which we develop software are not released on a timely basis or do not attain significant market penetration, our business, operating results and financial condition could be materially adversely affected. Alternatively, if we fail to develop products for a platform that does achieve significant market penetration, then our business, operating results and financial condition could also be materially adversely affected.

  The emergence of new interactive entertainment software platforms and technologies and the increased popularity of new products and technologies may materially and adversely affect the demand for products based on older technologies. The broad range of competing and incompatible emerging technologies may lead consumers to postpone buying decisions with respect to products until one or more emerging technologies gain widespread acceptance. This postponement could have a material adverse effect on our business, operating results and financial condition. We are currently developing products for Microsoft Windows, Sony PlayStation 2 and new platforms expected to be introduced in 2001 by Microsoft and Nintendo. Our success will depend in part on our ability to anticipate technological changes and to adapt our products to emerging game platforms. We cannot assure you that we will be able to anticipate future technological changes, to obtain licenses to develop products for those platforms on favorable terms or to create software for those new platforms. Any failure to do so could have a material adverse effect on our business, operating results and financial condition.

Our industry is intensely competitive.

  The interactive entertainment software industry is intensely competitive and new interactive entertainment software programs and software platforms are regularly introduced. Our competitors vary in size from small companies to very large corporations with significantly greater financial, marketing and product development resources than we have. Due to these greater resources, certain of our competitors can undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors of desirable motion picture, television, sports and character properties and pay more to third party software developers than we can. We believe that the main competitive factors in the interactive entertainment software industry include:

  .  product features
  .  brand name recognition
  .  access to distribution channels
  .  quality
  .  ease of use, price, marketing support and quality of customer service.

  We compete primarily with other publishers of PC and video game console interactive entertainment software. Significant competitors include:

  .  Electronic Arts Inc.
  .  Activision, Inc.

  .  Infogrames Entertainment
  .  Microsoft Corporation
  .  LucasArts Entertainment Company
  .  Midway Games Inc.
  .  Acclaim Entertainment, Inc.
  .  Vivendi Universal Interactive Publishing
  .  Ubi Soft Entertainment Publishing
  .  The 3DO Company
  .  Take Two Interactive Software, Inc.
  .  Eidos PLC
  .  THQ Inc.

  In addition, integrated video game console hardware/software companies such as Sony Computer Entertainment, Nintendo, Microsoft Corporation and Sega compete directly with us in the development of software titles for their respective platforms. Large diversified entertainment companies, such as The Walt Disney Company, many of which own substantial libraries of available content and have substantially greater financial resources, may decide to compete directly with us or to enter into exclusive relationships with our competitors. We also believe that the overall growth in the use of the Internet and on-line services by consumers may pose a competitive threat if customers and potential customers spend less of their available home PC time using interactive entertainment software and more using the Internet and on-line services.

  Retailers of our products typically have a limited amount of shelf space and promotional resources, and there is intense competition among consumer software producers, and in particular interactive entertainment software products, for high quality retail shelf space and promotional support from retailers. To the extent that the number of consumer software products and computer platforms increases, competition for shelf space may intensify and may require us to increase our marketing expenditures. Due to increased competition for limited shelf space, retailers and distributors are in an increasingly better position to negotiate favorable terms of sale, including price discounts, price protection, marketing and display fees and product return policies. Our products constitute a relatively small percentage of any retailer's sale volume, and we cannot assure you that retailers will continue to purchase our products or to provide our products with adequate levels of shelf space and promotional support. A prolonged failure in this regard may have a material adverse effect on our business, operating results and financial condition.

Our dependence on our distribution channels exposes us to certain risks.

  We currently sell our products directly through our own sales force to mass merchants, warehouse club stores, large computer and software specialty chains and through catalogs in the U.S. and Canada, as well as to certain distributors. Outside North America, we generally sell products to third party distributors. Our sales are made primarily on a purchase order basis, without long-term agreements. The loss of, or significant reduction in sales to, any of our principal retail customers or distributors could materially adversely affect our business, operating results and financial condition.

  The distribution channels through which publishers sell consumer software products evolve continuously through a variety of means, including consolidation, financial difficulties of certain distributors and retailers, and the emergence of new distributors and new retailers such as warehouse chains, mass merchants and computer superstores. As more consumers own PCs, the distribution channels for interactive entertainment software will likely continue to change. Mass merchants have become the most important distribution channels for retail sales of interactive entertainment software. A number of these mass merchants have entered into exclusive buying arrangements with other software developers or distributors, which arrangements could prevent us from selling certain of our products directly to that mass merchant. If the number of mass merchants entering into exclusive buying arrangements with our competitors were to increase, our ability to sell to such merchants would be restricted to selling through the exclusive distributor. Because sales to distributors typically have a lower gross profit than sales to retailers, this would have the effect of lowering our gross profit. This trend could have a material adverse impact on our business, operating results and financial condition. In addition, emerging methods of distribution, such as the Internet and on-line services, may become more important in the future, and it will be important for us to maintain access to these channels of distribution. We cannot assure you that we will maintain access or that our access will allow us to maintain our historical sales volume levels.

  Distributors and retailers in the computer industry have from time to time experienced significant fluctuations in their businesses, and a number have failed. The insolvency or business failure of any significant distributor or retailer of our products could have a material adverse effect on our business, operating results and financial condition. We typically make sales to distributors and retailers on unsecured credit, with terms that vary depending upon the customer and the nature of the product. Although we have insolvency risk insurance to protect against our customers' bankruptcy, insolvency or liquidation, this insurance contains a significant deductible and a co-payment obligation, and the policy does not cover all instances of non-payment. In addition, while we maintain a reserve for uncollectible receivables, the reserve may not be sufficient in every circumstance. As a result, a payment default by a significant customer could have a material adverse effect on our business, operating results and financial condition.

  We are exposed to the risk of product returns and markdown allowances with respect to our distributors and retailers. We allow distributors and retailers to return defective, shelf-worn and damaged products in accordance with negotiated terms, and also offer a 90-day limited warranty to our end users that our products will be free from manufacturing defects. In addition, we provide markdown allowances to our customers to manage our customers' inventory levels in the distribution channel. Although we maintain a reserve for returns and markdown allowances, and although our agreements with certain of our customers place certain limits on product returns and markdown allowances, we could be forced to accept substantial product returns and provide markdown allowances to maintain our relationships with retailers and our access to distribution channels. Product return and markdown allowances that exceed our reserves could have a material adverse effect on our business, operating results and financial condition. In this regard, our results of operations for the year ended December 31, 1999 were adversely affected by a higher than expected level of product returns and markdown allowances, which reduced our net revenues. We could continue to experience such high levels of product returns and markdown allowances in future periods, which could have a material adverse effect on our business, operating results and financial condition.

Sales of our common stock by our existing stockholders may harm the market for our stock.

  Universal Studios, Inc. currently holds 4,658,216 shares, or 12.2%, of our outstanding Common Stock. We have agreed to file a registration statement covering the resale of such shares by Universal Studios, Inc., and expect that such registration statement will be filed in April 2001.

  In 1999, we entered into two Stock Purchase Agreements with Titus, pursuant to which Titus purchased 10,795,455 shares of our Common Stock, all of which are being registered hereunder, from us for an aggregate purchase price of $35 million. As part of the agreements, Titus' chairman and chief executive officer became our president, and our chairman and chief executive officer exchanged 2 million of his personal shares of our Common Stock for an agreed upon number of Titus shares. As a result of these transactions, Titus currently owns approximately 33.5% of our outstanding Common Stock.

  In addition, Titus purchased 719,424 shares of Series A Preferred Stock from us in April 2000. The Preferred Stock is convertible by Titus, redeemable by us at the purchase price under certain circumstances, and accrues a six percent dividend per year. Commencing June 1, 2001, Titus may convert each such share, to the extent not previously redeemed by us, into a number of shares of our Common Stock determined by dividing $27.80 by the lesser of (a) $2.78 and (b) eighty-five percent (85%) of the average closing price per share as reported by Nasdaq for the twenty (20) trading days preceding the date of conversion. If converted on May 1, 2001, the Series A Preferred Stock would be convertible into an aggregate of approximately 15.2 million shares of our Common Stock. Titus also holds warrants to purchase up to 460,000 shares of our Common Stock. We have also agreed to register the shares of Common Stock issuable to Titus upon the conversion of the Preferred Stock or the exercise of such warrants, and we expect a registration statement for such shares will be filed in May 2001.

  In addition, in April 2001 we completed a private placement of 8,126,770 shares of our Common Stock for an aggregate purchase price of $12.7 million. In connection with such transaction, we issued to each investor a warrant to purchase one share of our Common Stock at a price of $1.75 per share for each share purchased. We have filed a registration statement covering the resale of the shares purchased and the shares issuable upon exercise of such warrants (an aggregate of up to 16,253,540 shares of Common Stock).

  Employees and directors (who are not deemed affiliates) hold options to buy 3,545,128 shares of Common Stock and warrants to buy 1,000,000 shares of Common Stock, substantially all of which are eligible for immediate resale. In addition, we may issue options to purchase up to an additional 1,280,027 shares of Common Stock under our stock option plans, which we anticipate will be fully saleable when issued.

  Pursuant to such registration statements, we have registered for resale a total of approximately 47.4 million shares of our Common Stock, making these shares eligible for immediate resale in the public market. Sales of substantial amounts of Common Stock into the public market could lower the market price of the Common Stock significantly. Titus, our largest stockholder and the holder of Series A Preferred Stock, and Company officers and directors may under certain circumstances hold more than 50% of our outstanding Common Stock. Although such persons are subject to certain restrictions on the transfer of their Interplay stock, future sales by them could depress the market price of the Common Stock. In addition, such sales could also negatively affect our ability to raise capital through the sale of our equity securities, and could increase the dilution to our stockholders resulting from any such sale.

  We are subject to certain risks associated with the potential introduction of a majority of Titus' common stock into the market.

  The registration statement of which this prospectus is a part covers the resale of 10,795,445 shares of Common Stock held by Titus, which will give Titus the ability to sell such shares on the public market. This number of shares represents approximately 36% of the outstanding shares of our Common Stock. In addition, we have agreed to register for resale all of the shares of Common Stock issuable to Titus upon conversion of the Series A Preferred Stock. In the event Titus sells these shares in the public market, such sales could lead to a significant decrease in the public trading price of shares of our Common Stock. Such a decrease in value would affect the price at which you could resell your shares. Such an offering by Titus could also negatively affect our ability to raise capital through the sale of our equity securities, and could increase the dilution to our stockholders resulting from any such sale. Further, because any such sale would be made by our largest single stockholder, such sale might create a negative perception of us and our securities. This perception may heighten any negative effect on the trading price of our Common Stock and our ability to raise capital through the sale of our equity securities.

We are dependent upon third party licenses of content for many of our products.

  Many of our current and planned products, such as our Star Trek, Advanced Dungeons and Dragons, Matrix and Caesars Palace titles, are based on original ideas or intellectual properties licensed from other parties. We cannot assure you that we will be able to obtain new licenses, or renew existing licenses, on commercially reasonable terms, if at all. For example, Viacom Consumer Products, Inc. has granted the Star Trek license to another party upon the expiration of our rights in 2002. If we are unable to obtain licenses for the underlying content that we believe offers the greatest consumer appeal, we would either have to seek alternative, potentially less appealing licenses, or release the products without the desired underlying content, either of which could have a material adverse effect on our business, operating results and financial condition. We cannot assure you that acquired properties will enhance the market acceptance of our products based on those properties. We also cannot assure you that our new product offerings will generate net revenues in excess of their costs of development and marketing or minimum royalty obligations, or that net revenues from new product sales will meet or exceed net revenues from existing product sales.

We are dependent on licenses from and manufacturing by hardware companies.

  We are required to obtain a license to develop and distribute software for each of the video game console platforms for which we develop products, including a separate license for each of North America, Japan and Europe. We have obtained licenses to develop software for the Sony PlayStation and PlayStation 2, as well as video game platforms from Nintendo, Microsoft and Sega. We cannot assure you that we will be able to obtain new licenses from hardware companies on acceptable terms or that any existing or future licenses will be renewed by the licensors. In addition, Sony Computer Entertainment, Nintendo, Microsoft and Sega each have the right to approve the technical functionality and content of our products for their respective platforms prior to distribution. Due to the nature of the approval process, we must make significant product development expenditures on a particular product prior to the time we seek these approvals. Our inability to obtain these approvals could have a material adverse effect on our business, operating results and financial condition.

  Hardware companies such as Sony Computer Entertainment, Nintendo, Sega and Microsoft may impose upon their licensees a restrictive selection and product approval process, such that those licensees are restricted in the number of titles that will be approved for distribution on the particular platform. While we have prepared our future product release plans taking this competitive approval process into consideration, if we incorrectly predict its impact or otherwise fail to obtain approvals for all products in our development plans, this failure could have a material adverse effect on our business, operating results and financial condition. We depend upon Sony Computer Entertainment, Nintendo, Microsoft and Sega for the manufacture of our products that are compatible with their respective video game consoles. As a result, Sony Computer Entertainment, Nintendo, Sega and Microsoft have the ability to raise prices for supplying these products at any time and effectively control the timing of our release of new titles for those platforms. Playstation and Dreamcast products consist of CD-ROMs and are typically delivered by Sony Computer Entertainment and Sega, respectively, within a relatively short lead time. Other media may entail longer lead times depending on the manufacturer. If we experience unanticipated delays in the delivery of video game console products from Sony Computer Entertainment, Sega, Nintendo or Microsoft, or if actual retailer and consumer demand for our interactive entertainment software differs from our forecast, our business, operating results and financial condition could be materially adversely affected.

We depend on our key personnel

  Our success depends to a significant extent on the continued service of our key product design, development, sales, marketing and management personnel, and in particular on the leadership, strategic vision and industry reputation of our founder and Chief Executive Officer, Brian Fargo. Our future success will also depend upon our ability to continue to attract, motivate and retain highly qualified employees and contractors, particularly key software design and development personnel. Competition for highly skilled employees is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. Specifically, we may experience increased costs in order to attract and retain skilled employees. Our failure to retain the services of Brian Fargo or other key personnel or to attract and retain additional qualified employees could have a material adverse effect on our business, operating results and financial condition.

Our significant international sales expose us to certain risks.

  Our international net revenues accounted for 34%, 30% and 28% of our total net revenues for the years ended December 31, 2000, 1999 and 1998, respectively. In February 1999, we entered into an International Distribution Agreement with Virgin for the exclusive distribution of our products in selected international territories. We intend to continue to expand our direct and indirect sales, marketing and product localization activities worldwide. This expansion will require a great deal of management time and attention and financial resources in order to develop improved international sales and support channels. We cannot assure you, however, that we will be able to maintain or increase international market demand for our products. Our international sales and operations are subject to a number of inherent risks, including the following:

  .  the impact of recessions in foreign economies
  . the time and financial costs associated with translating and localizing products for international markets
  .  longer accounts receivable collection periods
  .  greater difficulty in accounts receivable collection
  .  unexpected changes in regulatory requirements
  .  difficulties and costs of staffing and managing foreign operations
  .  foreign currency exchange rate fluctuations
  .  political and economic instability
  .  dependence on Virgin as an exclusive distributor for Europe.

  These factors may have a material adverse effect on our future international net revenues and, consequently, on our business, operating results and financial condition. We currently do not engage in currency hedging activities and for the year ended December 31, 2000, our results were negatively impacted by $935,000 due to fluctuations in currency exchange rates. We cannot assure you that fluctuations in currency exchange rates in the future will not have a material adverse effect on net revenues from international sales and licensing, and thus on our business, operating results and financial condition.

  In addition, on January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and a new European currency, the euro. These eleven countries adopted the euro as the common legal currency on that date. We make a significant portion of our sales to these countries. Consequently, we anticipate that the euro conversion will, among other things, create technical challenges to adapt information technology and other systems to accommodate euro-denominated transactions. The euro conversion may also limit our ability to charge different prices for our products in different markets. While we anticipate that the conversion will not cause major disruption of our business, the conversion may have a material effect on our business or financial condition.

We may not be able to protect our proprietary rights.

     We regard our software as proprietary and rely on a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and other methods to protect our proprietary rights. We own or license various copyrights and trademarks, and hold the rights to one patent application related to the software engine for one of our titles. While we provide "shrinkwrap" license agreements or limitations on use with our software, it is uncertain to what extent these agreements and limitations are enforceable. We are aware that some unauthorized copying occurs within the computer software industry, and if a significantly greater amount of unauthorized copying of our interactive entertainment software products were to occur, our operating results could be materially adversely affected. While we use copy protection on some of our products, we do not provide source code to third parties unless they have signed nondisclosure agreements with respect to that source code.

     We rely on existing copyright laws to prevent unauthorized distribution of our software. Existing copyright laws afford only limited protection. Policing unauthorized use of our products is difficult, and software piracy can be a persistent problem, especially in certain international markets. Further, the laws of certain countries where our products are or may be distributed either do not protect our products and intellectual property rights to the same extent as the laws of the U.S. or are weakly enforced. Legal protection of our rights may be ineffective in such countries, and as we leverage our software products using emerging technologies, such as the Internet and on-line services, our ability to protect our intellectual property rights and to avoid infringing others' intellectual property rights may be diminished. We cannot assure you that existing intellectual property laws will provide adequate protection for our products in connection with these emerging technologies.

     As the number of interactive entertainment software products in the industry increases and the features and content of these products continues to overlap, software developers may increasingly become subject to infringement claims. Although we make reasonable efforts to ensure that our products do not violate the intellectual property rights of others, we cannot assure you that claims of infringement will not be made. Any such claims, with or without merit, can be time consuming and expensive to defend. From time to time, we receive communications from third parties regarding such claims. We cannot assure you that existing or future infringement claims against us will not result in costly litigation or require us to license the intellectual property rights of third parties, either of which could have a material adverse effect on our business, operating results and financial condition.

Our software may be subject to governmental restrictions or rating systems.

     Legislation is periodically introduced at the state and federal levels in the U.S. and in foreign countries to establish a system for providing consumers with information about graphic violence and sexually explicit material contained in interactive entertainment software products. Such a system would include procedures for interactive entertainment software publishers to identify particular products within defined rating categories and communicate these ratings to consumers through appropriate package labeling and through advertising and marketing presentations. In addition, many foreign countries have laws that permit governmental entities to censor the content of certain works, including interactive entertainment software. In certain instances, we may be required to modify our products to comply with the requirements of these governmental entities, which could delay the release of those products in those countries. Those delays could have a material adverse effect on our business, operating results and financial condition. While we currently voluntarily submit our products to industry-created review boards and publish their ratings on our game packaging, we believe that mandatory government-run interactive entertainment software products rating systems eventually will be adopted in many countries that represent significant markets or potential markets for our products. Due to the uncertainties inherent in the implementation of such rating systems, confusion in the marketplace may occur, and we are unable to predict what effect, if any, such rating systems would have on our business. In addition to such regulations, certain retailers have in the past declined to stock certain of our products because they believed that the content of the packaging artwork or the products would be offensive to the retailer's customer base. While to date these actions have not had a material adverse effect on our business, operating results or financial condition, we cannot assure you that similar actions by our distributors or retailers in the future would not have a material adverse effect on our business, operating results and financial condition.

Our directors and officers control a high percentage of our voting stock.

  Including Titus, our directors and executive officers beneficially own voting stock with a total of approximately 45 percent of the aggregate Common Stock voting power in the Company. In addition, Titus holds Preferred Stock currently entitled to 7,619,047 votes, or approximately 20 percent of overall voting power, and in the event Titus converts such shares into Common Stock, the resulting shares could substantially increase Titus' voting power. These stockholders can control substantially all matters requiring our stockholders' approval, including the election of directors (subject to our stockholders' cumulative voting rights) and the approval of mergers or other business combination transactions. This concentration of voting power could discourage or prevent a change in control.

We may not be able to successfully implement Internet-based product offerings.

  We seek to establish an on-line presence by creating and supporting sites on the Internet. Our future plans envision conducting and supporting on-line product offerings through these sites or others. Our ability to successfully establish an on-line presence and to offer online products will depend on several factors outside our control. These factors include the emergence of a robust online industry and infrastructure and the development and implementation of technological advancements to the Internet to increase bandwidth to the point that will allow us to conduct and support on-line product offerings. Because global commerce and the exchange of information on the Internet and other similar open, wide area networks are relatively new and evolving, we cannot assure you that a viable commercial marketplace on the Internet will emerge from the developing industry infrastructure or that the appropriate complementary products for providing and carrying Internet traffic and commerce will be developed. We also cannot assure you that we will be able to create or develop a sustainable or profitable on-line presence or that we will be able to generate any significant revenue from on-line product offerings in the near future, if at all. If the Internet does not become a viable commercial marketplace, or if this development occurs but is insufficient to meet our needs or if such development is delayed beyond the point where we plan to have established an on-line service, our business, operating results and financial condition could be materially adversely affected.

Acquisitions may adversely affect our business.

  As part of our strategy to enhance distribution and product development capabilities, we intend to review potential acquisitions of complementary businesses, products and technologies. Some of these acquisitions could be material in size and scope. While we will continue to search for appropriate acquisition opportunities, we cannot assure you that the Company will be successful in identifying suitable acquisition opportunities. If we do identify any potential acquisition opportunity, we cannot assure you that we will consummate the acquisition, and if the acquisition does occur, we cannot assure you that it will be successful in enhancing our business or will increase our earnings. As the interactive entertainment software industry continues to consolidate, we may face increased competition for acquisition opportunities, which may inhibit our ability to complete suitable transactions or may increase their cost. Future acquisitions could also divert substantial management time, result in short term reductions in earnings or special transactions or other charges and may be difficult to integrate with existing operations or assets.

  We may, in the future, issue additional shares of Common Stock in connection with one or more acquisitions, which may dilute our stockholders. Additionally, with respect to future acquisitions, our stockholders may not have an opportunity to review the financial statements of the entity being acquired or to vote on these acquisitions.

Provisions of our charter documents and Delaware law may prevent a change in control.

  Our Certificate of Incorporation and Bylaws, as well as Delaware corporate law, contain certain provisions that could delay, defer or prevent a change in control and could materially adversely affect the prevailing market price of our Common Stock. Certain of these provisions impose various procedural and other requirements that could make it more difficult for stockholders to take certain corporate actions.

Our stock price is highly volatile.

  The trading price of our Common Stock has been and could continue to be subject to wide fluctuations in response to certain factors, including:

  .  quarter to quarter variations in results of operations
  .  our announcements of new products
  .  our competitors' announcements of new products
  .  our product development or release schedule
  . general conditions in the computer, software, entertainment, media or electronics industries
  .  changes in earnings estimates or buy/sell recommendations by analysts
  . investor perceptions and expectations regarding our products, plans and strategic position and those of our competitors and customers
  .  other events or factors

  In addition, the public stock markets experience extreme price and trading volume volatility, particularly in high technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons often unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

We do not pay dividends on our Common Stock.

  We have not paid any cash dividends on our Common Stock and do not anticipate paying dividends in the near future.

We are subject to interest rate and foreign currency risks.

     Our working capital line of credit bears interest at either the bank's prime rate or LIBOR, at our option. We have no fixed rate debt. As such, if interest rates increase in the future, our operating results and cash flows could be materially and adversely affected.

     Our earnings are affected by fluctuations in the value of our foreign subsidiary's functional currency, and by fluctuations in the value of the functional currency of our foreign receivables, primarily from Virgin. We recognized losses of $935,000, $125,000 and $288,000 during the years ended December 31, 2000, 1999 and 1998, respectively, primarily in connection with foreign exchange fluctuations in the timing of payments received on accounts receivable from Virgin.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-3 with the SEC with respect to the Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. You may read and copy any document we file at the SEC's public reference rooms in Washington D.C. We refer you to the registration statement and the exhibits and schedules thereto for further information with respect to us and our Common Stock. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance with those requirements, will continue to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the SEC's website referred to above.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below, all documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information.

     The documents we incorporate by reference are:

     1. our Annual Report on Form 10-K for the year ended December 31, 2000, as amended;
     2. the description of our capital stock contained in our Registration Statement on Form 8-A;
     3. all other reports filed by us pursuant to Section 13(a) or 15(d) of the SEC Exchange Act since December 31, 2000.

     You may request a copy of these filings, at no cost, by writing or calling us at Interplay Entertainment Corp., 16815 Von Karman Avenue, Irvine, California 92606, telephone number (949) 553-6655, Attention: Victor Sze.

     You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference above. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

                                USE OF PROCEEDS

     The proceeds from the sale of each selling stockholder's Common Stock will belong to that selling stockholder. We will not receive any proceeds from such sales.

                             SELLING STOCKHOLDERS

     In connection with the private placement of shares of Common Stock to certain stockholders, we agreed to file a registration statement with the SEC to register the shares of our Common Stock we issued to those stockholders for resale by them, and to keep the registration statement effective until certain shares registered hereunder are sold. The registration statement of which this prospectus is a part was filed with the SEC pursuant to the stock purchase agreements we entered into with each of the selling stockholders. The following table sets forth: (1) the name of each of the stockholders for whom we are registering shares under this registration statement; (2) the number of shares of our Common Stock owned by each such stockholder prior to this offering, and
(3) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our Common Stock to be owned by each such stockholder after this offering, assuming that all of the shares of our Common Stock owned by each such stockholder that are registered hereunder are sold and that such stockholders acquire no additional shares of our Common Stock prior to the completion of this offering and sell no shares of Common Stock other than those registered hereunder.

                                                                                                        Percentage
                                                                                                         of Common
                                                                                                        Stock Owned
                                                             Common Stock          Common Stock            Upon
                                   Common Stock Owned        Being Offered          Owned Upon          Completion
                                      Prior to the         Pursuant to this        Completion of          of this
             Name                       Offering              Prospectus           this Offering         Offering(1)
 ------------------------------    ------------------      ----------------       --------------      ---------------
RuneCraft Limited/(2)/                     404,848                 404,848                   0                *

Titus Interactive, SA/(3)/              28,460,940              10,795,455          17,665,485              32.8

Richard S. F. Lehrberg/(4)/                705,000                  56,208             648,792               1.2

____________________
* less than 1%

(1) For purposes of determining the percentage of Common Stock owned upon completion of this offering, we have assumed that Titus will convert all 719,424 shares of Series A Preferred Stock that it holds into the number of shares of Common Stock such shares of Series A Preferred Stock would convert into if converted on May 1, 2001.

(2) In April 1999, we entered into a Restricted Stock Purchase Agreement with RuneCraft Limited ("RuneCraft") pursuant to which RuneCraft purchased 484,848 shares of our Common Stock in exchange for rights to certain products. Runecraft has since sold 80,000 shares of this amount pursuant to Rule 144 of the Securities Act of 1933. The Restricted Stock Purchase Agreement requires us to register the stock purchased, and provides us with rights to repurchase the stock under certain circumstances. To our knowledge, the number of shares of Common Stock that RuneCraft Limited owned prior to this offering consists solely of the remainder of those shares of Common Stock issued in connection with a Stock Purchase Agreement that we entered into with RuneCraft in April 1999.

(3) In March 1999, we entered into a Stock Purchase Agreement with Titus Interactive SA pursuant to which we sold Titus a total of 4,545,455 shares of our Common Stock. In July 1999, we entered into another Stock Purchase Agreement with Titus, pursuant to which we sold Titus 6,250,000 shares of our Common Stock in November 1999. In connection with the second Stock Purchase Agreement, Brian Fargo, our Chairman and Chief Executive Officer, entered into an Exchange Agreement with Titus pursuant to which he exchanged 2,000,000 shares of his own shares of our Common Stock for 96,666 shares of Titus Common Stock in November 1999. Titus currently owns 12,817,255 shares of our Common Stock, or approximately 42.5% of our outstanding Common Stock, and 719,424 shares of our Series A Preferred Stock constituting 100% of our outstanding Preferred Stock. Herve and Eric Caen, both executive officers of Titus, became members of our Board of Directors in November 1999. Herve Caen also began serving as our President in November 1999. The number of shares of Common Stock that Titus beneficially owned prior to this offering includes (a) the 4,545,455 shares of Common Stock we issued Titus in connection with the Stock Purchase Agreement dated March 18, 1999, (b) the 6,250,000 shares of Common Stock we issued Titus in connection with the Stock Purchase Agreement dated July 20, 1999, (c) the 2,000,000 shares of Common Stock transferred to Titus by Brian Fargo pursuant to an Exchange Agreement dated July 20, 1999 in exchange for 96,666 shares of Titus Common Stock, (d) 15,183,685 shares of Common Stock that Titus' 719,424 shares of Series A Preferred Stock would convert into if converted on May 1, 2001, (e) 21,800 shares of our Common Stock that Titus purchased on the open market in February 1999, and
     (f) 460,000 shares of stock subject to a warrant exercisable within sixty
     (60) days the date of this prospectus.

(4) Mr. Lehrberg received 56,208 shares of our Common Stock in connection with his retirement as our Executive Vice President in 1999, and we have agreed to register such shares of stock. To our knowledge, the number of shares of Common Stock that Mr. Lehrberg owned prior to this offering includes 169,626 shares of our Common Stock currently held by Mr. Lehrberg, and options to purchase 535,374 shares of our Common Stock that are exercisable by Mr. Lehrberg within sixty (60) days of the date of this prospectus, that are beneficially owned by Mr. Lehrberg under federal securities laws.

                             PLAN OF DISTRIBUTION

     The shares of our Common Stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the Common Stock offered by this prospectus may be offered for sale from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

     We will not receive any part of the proceeds from the sale of Common Stock. The selling stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such intermediary may be deemed to be underwriting commissions under the Securities Act. We will pay all expenses of the registration of securities covered by this prospectus. The selling stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                    EXPERTS

     The financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.  Other Expenses of Issuance and Distribution
-----------------------------------------------------

     The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the shares of Common Stock pursuant to this Registration Statement:

          Securities and Exchange Commission Fee..  $12,873
          Accounting Fees and Expenses*...........   10,000
          Legal Fees and Expenses*................    2,000
          Printing Costs*.........................    1,000
          Miscellaneous Expenses*.................    1,000
                                                    -------
               Total..............................  $26,873
                                                    =======
     * Estimated

Item 15.  Indemnification of Directors and Officers.
---------------------------------------------------

     (a) As permitted by the Delaware law, the Registrant's amended and restated certificate of incorporation eliminates the liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by Delaware law. The Registrant also carries directors and officers liability insurance.

     (b) The Registrant's amended and restated certificate of incorporation provides that the Registrant will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was its director or officer against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the maximum extent authorized by Delaware law. The Registrant's bylaws provide for a similar indemnity to its directors and officers to the fullest extent authorized by Delaware law.

     (c) The Registrant has entered into indemnification agreements with each of its directors and officers providing for the indemnification of its directors and officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

Item 16.  Exhibits.
-------------------

      5.1  Opinion of Stradling Yocca Carlson & Rauth, a Professional
           Corporation.*

     10.1 Stock Purchase Agreement dated March 18, 1999 by and between the Company and Titus Interactive SA (incorporated herein by reference to Exhibit 10.24 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

     10.2 Restricted Stock Purchase Agreement dated April 30, 1999 by and between the Company and Runecraft Limited.*

     10.3 Stock Purchase Agreement dated July 20, 1999 by and among the Company, Titus Interactive SA and Brian Fargo (incorporated herein by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the three month period ended June 30, 1999).

     10.5 Agreement and Release dated November 30, 1999 by and between the Company and Richard S.F. Lehrberg.*

     23.1  Consent of Arthur Andersen LLP, independent public accountants.

     23.2 Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

     24.1 Power of Attorney (incorporated herein by reference to the previously filed signature page to the registration statement in the Form S-3 filed on November 17, 2000 (File No. 333-50252) at page II-4).

        *  Previously filed

Item 17.  Undertakings.
----------------------

     The undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it has met all of the requirements for filing on Form S-3 and has caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 2nd day of May, 2001.
                  INTERPLAY ENTERTAINMENT CORP.

                    By:  /s/ Brian Fargo
                         -------------------------------
                         Brian Fargo, Chairman and
                         Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.


            Signature                             Title                    Date
            ---------                             -----                    ----
/s/ Brian Fargo                    Chairman of the Board and Chief      May 1, 2001
---------------------------------  Executive Officer
Brian Fargo                        (Principal Executive Officer)


/s/ Manuel Marrero                 Chief Financial Officer and Chief
---------------------------------  Operating Officer (Principal         May 1, 2001
Manuel Marrero                     Financial Officer and
                                   Principal Accounting Officer)


/s/ R. Stanley Roach               Director                             May 1, 2001
---------------------------------
R. Stanley Roach

             Signature                  Title                   Date
             ---------                  -----                   ----

/s/ Richard S.F. Lehrberg
_____________________________  Director                        May 1, 2001
Richard S.F. Lehrberg

/s/ Keven F. Baxter
_____________________________  Director                        May 1, 2001
Keven F. Baxter

_____________________________  Director                     April __, 2001
Herve Caen

_____________________________  Director                     April __, 2001
Eric Caen



                                 EXHIBIT INDEX

Exhibit                                                                        Sequential
Number     Description                                                         Page Number
------     -----------                                                         -----------
      5.1  Opinion of Stradling Yocca Carlson & Rauth, a Professional
           Corporation.*

     10.1  Stock Purchase Agreement dated March 18, 1999 by and between the
           Company and Titus Interactive SA (incorporated herein by reference to Exhibit 10.24 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998).

     10.2 Restricted Stock Purchase Agreement dated April 30, 1999 by and between the Company and Runecraft Limited.*

     10.3  Stock Purchase Agreement dated July 20, 1999 by and among the
           Company, Titus Interactive SA and Brian Fargo (incorporated herein by reference to Exhibit 10.1 of the Company's Quarterly
           Report on Form 10-Q for the three month period ended June 30,
           1999).

     10.5 Agreement and Release dated November 30, 1999 by and between the Company and Richard S.F. Lehrberg.*

     23.1  Consent of Arthur Andersen LLP, independent public accountants.

     23.2  Consent of Stradling Yocca Carlson & Rauth, a Professional
           Corporation (included in the Opinion filed as Exhibit 5.1).

     24.1 Power of Attorney (incorporated herein by reference to the previously filed signature page to the registration statement in the Form S-3 filed on November 17, 2000 (File No. 333-50252) at page II-4).

        *  Previously filed
